EXHIBIT (h)11

               TRADING AND NSCC FUND/SERV NETWORKING AGREEMENT

      THIS AGREEMENT is made and entered into this 7th day of August, 2003 by and between BenefitsCorp Equities, Inc. ("BCE"), a Delaware corporation having its principal office and place of business at 8515 East Orchard Road, Greenwood Village, Colorado, 80111, Northwestern Mutual Investment Services LLC ("NMIS"), a Wisconsin limited liability company having its principal office and place of business at Suite 300, 611 E. Wisconsin Avenue, Milwaukee, Wisconsin 53202 and Mason Street Funds, Inc., a Maryland corporation having its principal office and place of business at 720 E. Wisconsin Avenue, Milwaukee, Wisconsin 53202 (the "Fund").

      WHEREAS, NMIS, a registered broker/dealer, is the principal underwriter, to the Fund, an open-end investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), and the separate series of the Fund set forth on Exhibit A (the "Portfolios"); and

      WHEREAS, through a separate agreement with American Funds Distributors, Inc. ("AFD"), BCE, a registered broker/dealer and member of the National Association of Securities Dealers ("NASD"), has contractually agreed to provide recordkeeping and administrative services to qualified retirement plans ("Plans" or "Account Holders") that participate in AFD's full service recordkeeping program (the "Program") for such Plans;

      WHEREAS, BCE, pursuant to a separate Administrative Services Agreement with the Fund and NMIS, has agreed to provide the Fund certain administrative and recordkeeping services with respect to Account Holders which have allocated assets to one or more Portfolios (the "Services");

      WHEREAS, it is understood that when BCE and the Fund, NMIS or other Fund agent, are members of the National Securities Clearing Corporation ("NSCC") the terms and conditions of NSCC membership shall be incorporated herein and the parties hereto shall act according to their duties as NSCC members including but not limited to the duties, procedures and obligations of Matrix Level 0 Networking as defined by NSCC on June 1, 1998 (Fund/SERV).

      NOW THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties agree as follows:

1.    Non-NSCC Trades.

      BCE, the Fund and NMIS have entered into this Agreement in order to facilitate the transmission of information regarding Accounts (as defined below) through Fund/SERV. In the event that the parties are unable to transmit information regarding Accounts through Fund/SERV on any Business Day, procedures for purchase, redemption and exchange orders for shares from Account Holders shall be as set forth in this Section 1.

      (a) BCE shall maintain one or more omnibus accounts (the "Accounts") with each Portfolio or its designated transfer agent (the "Transfer Agent"). The Accounts shall be held in the name of BCE, the Plans or a nominee. BCE shall act as agent for the Fund, and shall receive from the Account Holders for acceptance as of the close of trading on the New York Stock Exchange (normally 4:00 p.m Eastern Time (ET)) ("Close of Trading") on each Business Day (based upon the Account Holders' receipt of instructions from Plan participants ("Participants") prior to the Close of Trading on each such Business Day): (i) orders for the purchase of shares of the Portfolios; (ii) redemption requests and redemption directions with respect to shares of the Portfolios held by the Plans; and (iii) orders for the exchange of shares from one Portfolio to another Portfolio (such purchase orders, redemption requests and exchange orders are collectively referred to in this Agreement as "Instructions").

      (b) The Fund, or its agent, shall furnish BCE, for each Portfolio, by 7:00 PM Eastern Time (ET) the following: (1) the final net asset value information on each business day the New York Stock Exchange is open for business (each a "Business Day"); and (2) in the case of fixed income or money market funds, the daily accrual or the interest rate factor. All such communications shall be made via facsimile or an electronic medium acceptable to the parties.

      (c) Instructions will be deemed received by the Fund if received in good order by BCE prior to the Close of Trading on the Business Day of the original communication from the Plan to BCE ("First Business Day"). BCE shall cooperate to enable the Fund and its Transfer Agent and NMIS (by facsimile or such other means upon which the parties may mutually agree) to receive Instructions and deliver confirmations on the Business Day following the First Business
            Day ("Second Business Day"). BCE shall communicate confirmation of the transactions effectuated as a result of the receipt of Instructions to the applicable Plan representative. BCE shall communicate (by facsimile or such other means upon which the parties may mutually agree) Instructions based on orders received by BCE from Account Holders or Participants by the Close of Trading on the First Business Day to the Transfer Agent no later than 10:00 a.m. ET on the Second Business Day (prenotification shall not be required); the Fund shall cause the Transfer Agent to communicate (by facsimile or such other means upon which the parties may mutually agree) confirmations by the Close of Trading on the Second Business Day. BCE shall, as agent for the Fund, process all oral or written instructions from Plan representatives or Participants to purchase, redeem or exchange shares of the Portfolios in accordance with the procedures set forth in each Portfolio's then current Prospectus and Statement of Additional Information ("SAI"). BCE shall maintain internal safekeeping procedures to safeguard and protect the confidentiality of the data so transmitted. In no event shall BCE accept Instructions on any Business Day with respect to requests by Participants that have not been received by BCE prior to the Close of Trading on the Business Day on which such Instructions are to be prepared. Instructions received in proper form by BCE after the Close of Trading on any Business Day shall be treated as if received on the next following Business Day.

      (d) Upon receipt of the monies paid to BCE by the Transfer Agent for the redemption of shares of a Portfolio, BCE shall pay, or shall direct the Plan representative to pay, such monies to the applicable Plan or Participant. BCE shall not process or effect any redemption with respect to shares of a Portfolio after receipt by BCE of notification of the suspension of the determination of the net asset value of such Portfolio.

      (e) BCE represents that all orders transmitted to the Fund shall be based on Instructions communicated in proper form by the Plan representative, Participants and/or authorized committee. In no event shall Instructions for processing on the First Business Day be accepted by BCE later than the Close of Trading on such First Business Day.

      (f) The settlement date for all trades (including redemptions) is the Business Day following the trade date (settlement date = trade date + 1). BCE will send all wires for net purchases and the Fund, subject to the limitations set forth in the Portfolios' Prospectuses and SAI, will send wires for net redemptions by the close of the Federal Reserve Wire Transfer System (normally 5:30 p.m. ET) on settlement date. Settlements shall be in U.S. dollars.

      On any Business Day when the Federal Reserve Wire Transfer System is closed, all communication and processing rules will be suspended for the settlement of trades. Trades will be settled on the next Business Day that the Federal Reserve Wire Transfer System is open. The original trade date will apply.

2.    Procedures for Order and Settlement via Fund/SERV.

      BCE, the Fund and NMIS have entered into this Agreement to facilitate the transmission of information regarding Accounts through Fund/SERV. When the parties are actively trading via Fund/SERV, procedures for purchase and redemption orders for shares from Account Holders shall be as set forth in this
Section 2.

      (a) NMIS, or its agent, shall furnish BCE, for each Portfolio, by 7:00 p.m. ET the following: (1) the final net asset value information as calculated at the close of trading on the New York Stock Exchange (normally 4:00 p.m. ET) on each Business Day; (2) dividend and capital gains information as it arises, but in any event, on or prior to the record date of the Portfolio; and (3) in the case of fixed income or money market funds, the daily accrual or the interest rate factor. All such notifications will be communicated via Fund/SERV. Should such services be unavailable for any reason the communication will be made via facsimile or an electronic medium acceptable to the parties.

      (b) As agent for the Fund, BCE shall: (a) receive Instructions from the Plans for acceptances as of the Close of Trading on each Business Day (based upon the Plans' receipt of Instructions from Account Holders prior to the Close of Trading on each such Business
            Day). Upon receipt of Instructions from the Account Holders for acceptance as of the Close of Trading, BCE shall calculate the net purchase and/or redemption order for each Portfolio for each Account. Orders for net purchases and/or net redemptions received by BCE, or its agent, prior to the Close of Trading on any given Business Day shall be transmitted to the NSCC by 10:00 a.m. ET on the next Business Day (prenotification shall not be required). Subject to BCE's compliance with the foregoing, the Business Day on which Instructions are received by BCE, or its agent, in proper form prior to the Close of Trading shall be the date as of which shares of the Funds are deemed purchased or redeemed pursuant to such Instructions. Instructions received in proper form by BCE after the Close of Trading on any given
            Business Day will be treated as if received on the next following Business Day. Dividends and capital gains distributions shall be automatically reinvested at net asset value in accordance with the Portfolios' then current prospectuses.

      (c) Upon receipt of the monies paid to BCE by the Transfer Agent for the redemption of shares of a Portfolio, BCE shall pay, or shall direct the Plan representative to pay, such monies to the applicable Plan or Participant. BCE shall not process or effect any redemption with respect to shares of a Portfolio after receipt by BCE of notification of the suspension of the determination of the net asset value of such Portfolio.

      (d) BCE represents that all orders transmitted to the Fund shall be based on Instructions communicated in proper form by the Plan representative, Participants and/or authorized committee. In no event shall Instructions for processing on the First Business Day be accepted by BCE later than the Close of Trading on such First Business Day.

      (e) The Parties shall settle all trades (including redemptions) on the Business Day following the trade date (settlement date = trade date + 1). BCE will send all wires for net purchases and the Fund, subject to the limitations set forth in the Portfolios' Prospectuses and SAI, will send wires for net redemptions by the close of the Federal Reserve Wire Transfer System (normally 5:30 p.m. ET) on settlement date and in accordance with NSCC rules and procedures. Settlements shall be in U.S. dollars.

      On any Business Day when the Federal Reserve Wire Transfer System is closed, all communication and processing rules will be suspended for the settlement of trades. Trades will be settled on the next Business Day that the Federal Reserve Wire Transfer System is open. The original trade date will apply.

3. Position Files. Daily, NMIS shall furnish, or cause to be furnished to, BCE information setting forth the position of each Account as of a date determined by BCE. All such notifications will be communicated via Fund/SERV. Should such services be unavailable for any reason, or should either party not be currently transmitting or receiving such information via Fund/SERV, the communication will be made via first class mail, facsimile or an electronic medium acceptable to the parties.

4. Dividends and Distributions. Upon the declaration of each dividend and each capital gain distribution by the Directors of the Fund with respect to shares of the Portfolios, NMIS shall furnish, or cause to be furnished to, BCE information setting forth the date of the declaration of such dividend or distribution, the ex-dividend date, the date of payment thereof, the record date as of which shareholders are entitled to payment, the amount payable per share to the shareholders of record as of that date, and the total amount payable on the payment date.
      This information should be provided to BCE no later than 7:00 p.m. ET on the ex-dividend date. On or before the payment date specified in such resolution of the Directors, NMIS, or its agent, will pay to the Accounts sufficient cash to make payment for Fund shares as of such payment date. With respect to the reinvestment of dividends and capital gains, the number of shares reinvested shall be furnished to BCE by the following Business Day. All such notifications will be communicated via Fund/SERV. Should such services be unavailable for any reason, or should either party not be currently transmitting or receiving such information via Fund/SERV, the communication shall be made via first class mail, facsimile or an electronic medium acceptable to the parties.

5. Verification. Each party hereto shall, as soon as practicable after its receipt of a report, notification or information transmitted by the other party hereto, verify to such other party by facsimile or an electronic medium acceptable to the parties its receipt of such transmission, and in the absence of such verification, a party to whom a transmission is sent shall not be liable for any failure to act in accordance with such transmission unless the sending party can prove that such transmission was actually received by the other.

6. Trade Corrections. In the event that a Portfolio is removed from the Program or is closed to new investors and, prior to such event, BCE makes an error in the process of a trade request on behalf of an Account Holder but has not yet communicated such error to NMIS or the Fund, NMIS and the Fund shall honor the correction of such trade for a period of 3 days after settlement date of the erroneous trade. The indemnifications set forth in Section 11 of this Agreement shall apply to any such error. All such corrective transactions will be communicated by BCE via Fund/SERV. Should such services be unavailable for any reason the communication will be made via overnight mail, facsimile or an electronic medium acceptable to the parties.

7. Pricing Errors. In the event of an error in the computation of a portfolio of the Fund's net asset value per share ("NAV") or any dividend or capital gain distribution (each, a "pricing error"), NMIS or the Fund shall immediately notify BCE as soon as possible after discovery of the error. Such notification may be verbal, but shall be confirmed promptly in writing. A pricing error shall be corrected in accordance with the then applicable guidance from the Securities and Exchange Commission ("SEC") or its staff regarding pricing error correction or in accordance with the Fund's pricing error correction policy, if any, to the extent such policy requires pricing error corrections at least as often as the applicable SEC guidance. If an adjustment is necessary to correct a material error caused by NMIS or the Fund which has caused an Account to receive less than the amount of shares to which it is entitled, the number of shares of the appropriate Portfolios attributable to such Account will be adjusted and the amount of any underpayments shall be credited by the Fund to BCE for crediting of such amounts to the applicable Account Holders. Upon notification by NMIS or the Fund of any overpayment due to an error, BCE shall promptly remit to NMIS or the Fund any overpayment that has not been paid to Account Holders; however, NMIS and the Fund acknowledge that BCE does not intend to seek additional payments from any Account Holder who, because of a pricing error, may have underpaid for units of interest or shares credited to his/her account. In no event shall BCE be liable to Account Holders for any such adjustments or underpayment amounts.

8. Sales Charges. With respect to Plans that invest in the Portfolios through the Program, NMIS and the Fund agree to waive all sales loads (front-end and back-end loads).

9. Blue Sky Matters. To the extent feasible, BCE will cooperate with NMIS with respect to any requests pertaining to the state of residence as well as the state of domicile of the Plans.

10. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to conflicts of law principles thereof which might refer such interpretations to the laws of a different state or jurisdiction.

11.   Indemnification.   BCE agrees to indemnify and hold harmless NMIS, the
      Fund, their affiliates and their Directors, officers, employees, agents and each person, if any, who controls NMIS or the Fund within the meaning of the Securities Act of 1933, as amended (the "Securities Act") against any losses, claims, damages or liabilities to which any such indemnitee may become subject insofar as those losses, claims, damages or liabilities (or actions in respect thereof) arise out of any actions or failure or omission to act by BCE or its affiliates under this Agreement, or occur in connection with or are based upon their representations, warranties, and obligations under this Agreement and BCE will reimburse the indemnitees for any legal or other expenses incurred by them in connection with investigating or defending such claim or action; provided, however, that BCE will not be liable for indemnification hereunder to the extent that any such loss, claim, damage or liability results from the negligence or willful misconduct of the Fund, NMIS, or their Directors, officers, employees, agents, or successors or assigns, as permitted hereunder.

      NMIS agrees to indemnify and hold harmless BCE and its affiliates and their directors, officers, employees, agents and each person, if any, who controls BCE within the meaning of the Securities Act, against any losses, claims, damages or liabilities to which any such indemnitee may become subject insofar as those losses, claims, damages or liabilities (or actions in respect thereof) arise out of any actions or failure or omission to act by the Fund or NMIS, or their affiliates, under this Agreement, or occur in connection with or are based upon their representations, warranties, and obligations under this Agreement and NMIS will reimburse the indemnitees for any legal or other expenses incurred by them in connection with investigating or defending such claim or action; provided, however, that NMIS will not be liable for indemnification hereunder to the extent that any such loss, claim, damage or liability results from the negligence or willful misconduct of BCE, its directors, officers, employees, agents, or successors or assigns, as permitted hereunder.

      Promptly after receipt by an indemnitee under this Section 11 of notice of the commencement of a claim or action that may be covered hereunder ("Claim"), the indemnitee shall notify the indemnitor of the commencement thereof; provided, however, that the failure to provide such prompt notice to the indemnitor shall not relieve the indemnitor of any liability it may have to an indemnitee unless such failure has prejudiced the defense of such claim. As a condition to indemnification hereunder, the indemnitee shall provide the indemnitor with complete details, documents and pleadings concerning any Claim. The indemnitor will be entitled to participate in any Claim and may assume the defense thereof with counsel reasonably satisfactory to the indemnitee. However, if the indemnitee reasonably determines that defenses may be available to it which are not available to the indemnitor, and which may be inconsistent with the interests of the indemnitor, then the indemnitee shall have the right to assume its own defense, with counsel reasonably satisfactory to the indemnitor. Should this situation arise, the indemnitee will promptly notify the indemnitor in writing of its decision and the reasons therefor. The indemnitor shall remain responsible for the cost of reasonable legal or other expenses incurred as they pertain to the additional or inconsistent defenses of indemnitee. After notice from the indemnitor to the indemnitee of the indemnitor's election to assume the defense of any Claim, the indemnitor will not be liable to any indemnitee under this
      Section 11 for any legal or other expenses subsequently incurred by the indemnitee in connection with the defense of such Claim, except as stated herein. No party shall unilaterally agree to a compromise or settlement of any such claim without the written consent of the other party. Such consent shall not be unreasonably withheld.

      In providing the indemnifications set forth in the immediately preceding paragraphs, each party hereto agrees to maintain such insurance coverage as shall be reasonably necessary under the circumstances.

12. Force Majeure. None of the parties hereto shall be liable to the other for any and all losses, damages, costs, charges, counsel fees, payments, expenses or liability due to any failure, delay or interruption in performing its obligations hereunder due to causes or conditions beyond its control including, without limitation, labor disputes, strikes (whether legal or illegal), lock outs (whether legal or illegal), civil commotion, riots, war and war-like operations including acts of terrorism, invasion, rebellion, hostilities, military power, sabotage, governmental regulations or controls, failure of power, fire or other casualty, accidents, national or local emergencies, boycotts, picketing, slow-downs, work stoppages, inability to obtain materials or services, natural disasters, acts of God, or disruptions in orderly trading on any relevant exchange or market.

13.   Termination of Agreement.

      (a) This Agreement shall become effective on the date first set forth above and shall continue in effect until terminated as set forth below.

      (b) This Agreement may be terminated in its entirety or with respect to an individual Portfolio at any time by any party upon sixty (60) days' written notice to the other parties. Notwithstanding the foregoing, this Agreement shall be terminated immediately (i) upon a material breach by any party not cured within thirty (30) days after notice from any other party, (ii) upon termination of services from any party to the Account Holders, or (iii) with respect to a particular Portfolio, upon the provision of notice to BCE that the Fund has terminated NMIS' authority to serve as principal underwriter for such Portfolio, such notice to be provided to BCE promptly after the Fund terminates NMIS' underwriting agreement.

      (c) The provisions of Section 11 shall continue in full force and effect after termination of this Agreement. In addition, the parties rights and obligations under this Agreement shall continue in full force and effect after termination of this Agreement with respect to Account Holders with assets allocated to the Portfolio(s) at the time of termination.

14. Notice. Unless otherwise specified, all notices and other communications required hereunder shall be in writing and shall be hand delivered, sent by express delivery or mailed by certified mail to the other party at the following address or such other address as each party may give notice to the other:

      If to BenefitsCorp Equities, Inc.

      8515 East Orchard Road
      Greenwood Village, Colorado 80111
      Attn: Charles P. Nelson, President
      cc: Beverly A. Byrne, Secretary and Compliance Officer

      If to NMIS:

      Northwestern Mutual Investment Services, LLC
      Suite 300
      611 E. Wisconsin Ave.
      Milwaukee, WI  53202
      Attention: Eric P. Christophersen

      If to Fund:

      Mason Street Funds, Inc.
      720 E. Wisconsin Ave.
      Milwaukee, WI  53202
      Attention: Barbara E. Courtney

15. Assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned by any party without the prior written consent of the other parties, provided however, that the Fund may add Portfolios without written consent.

16. Amendment. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may be waived only by a written instrument executed by all of the parties hereto, or in the case of a waiver, by the party waiving compliance.

17. Other Matters. This Agreement may be executed in several counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. The paragraph headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. This Agreement and any Exhibits attached hereto and the Administrative Services Agreement set forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersede all differing terms of prior agreements, arrangements and understandings, written or oral, among the parties.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers and such agreement shall become effective as of the date first listed above.

      BENEFITSCORP EQUITIES, INC.

      By: /s/CHARLES P. NELSON            Date:  8-18-03
          --------------------

      Name: Charles P. Nelson
      Title: President


      NORTHWESTERN MUTUAL INVESTMENT SERVICES, LLC

      By: /s/LEONARD F. STECKLEIN         Date:  August 7, 2003
          -----------------------

      Name: Leonard F. Stecklein
      Title: Senior Vice President -
             Variable Annuities

      MASON STREET FUNDS, INC.

      By: /s/MARK G. DOLL                 Date:  August 7, 2003
          ---------------

      Name: Mark G. Doll
      Title: President


                                    EXHIBIT A

                                   PORTFOLIOS

NAME OF PORTFOLIO                                     SHARE CLASS OFFERED
-----------------                                     -------------------
Mason Street Aggressive Growth Stock Fund                      A
Mason Street Growth Stock Fund                                 A
Mason Street Small Cap Growth Stock Fund                       A
Mason Street Asset Allocation Fund                             A
Mason Street High Yield Bond Fund                              A
Mason Street Select Bond Fund                                  A